Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIOS

	Nine Months Ended 9/30/2008	Years Ended
		12/31/2007	12/31/2006	12/31/2005	12/31/2004	12/31/2003
Excluding Interest on Deposits:
Pretax income from continuing operations, as reported	$98,793	$162,997	$181,157	$156,731	$177,391	$181,482
Fixed charges	19,620	41,985	48,335	57,296	33,615	30,231
Earnings from continuing operations before fixed charges	$118,413	$204,982	$229,492	$214,027	$211,006	$211,713

Interest expense on federal funds purchased and securities sold under agreements to repurchase	$9,215	$20,224	$20,228	$19,138	$10,881	$10,255
Other interest expense	10,405	21,761	28,107	38,158	22,734	19,976
Total fixed charges	$19,620	$41,985	$48,335	$57,296	$33,615	$30,231

Ratio of earnings to fixed charges, excluding interest on deposits	6.04	4.88	4.75	3.74	6.28	7.00

	Nine Months Ended 9/30/2008	Years Ended
		12/31/2007	12/31/2006	12/31/2005	12/31/2004	12/31/2003
Including Interest on Deposits:
Pretax income from continuing operations, as reported	$98,793	$162,997	$181,157	$156,731	$177,391	$181,482
Fixed charges	132,724	242,360	202,175	139,256	88,738	89,558
Earnings from continuing operations before fixed charges	$231,517	$405,357	$383,332	$295,987	$266,129	$271,040

Interest expense on deposits	$113,104	$200,375	$153,840	$81,960	$55,123	$59,327
Interest expense on federal funds purchased and securities sold under agreements to repurchase	9,215	20,224	20,228	19,138	10,881	10,255
Other interest expense	10,405	21,761	28,107	38,158	22,734	19,976
Total fixed charges	$132,724	$242,360	$202,175	$139,256	$88,738	$89,558

Ratio of earnings to fixed charges, including interest on deposits	1.74	1.67	1.90	2.13	3.00	3.03